Exhibit 10.18

AGREEMENT

Masterson/Providence Area
Cottle and King County, Texas

This Agreement (the "Agreement") is made and entered into this 1st day of June, 2002, by and between TREK RESOURCES, INC. ("Trek"), whose address is 4925 Greenville Avenue, Suite 955, Dallas, Texas 75206, and P.C. BURNS OIL PRODUCERS, INC. ("Burns"), whose address is P.O. Box 4687, Wichita Falls, Texas 76308.

1. The Leases, the JOA and the Contract Area

Trek owns the oil and gas leases numbered 1 through 4 (the "Trek Leases") described on Exhibit "A", insofar as such leases cover the lands delineated on Exhibit "A", which leases are hereinafter referred to collectively as the "Trek Leases";

Burns owns the oil and gas lease (the "Burns Lease") described on Exhibit "B", insofar as such lease covers the lands delineated on Exhibit "B";

Upon the execution and delivery of this Agreement, Trek and Burns agree to enter into an operating agreement (the "JOA") in the form attached as Exhibit "C", naming Trek as the Operator, which operating agreement shall cover all of the oil and gas leases and lands described on Exhibits "A" and "B". The lands described on Exhibits "A" and "B" are collectively referred to hereinafter as the "Contract Area".

2. Commitment Wells

A. Within ten (10) day of the Burns' execution of this Agreement, Burns shall open a bank account (the "Special Drilling Account") at First American Bank and Burns shall deposit $400,000.00 into such account. The Special Drilling Account shall be used to fund 100% of the cost to drill three wells (the "Commitment Wells") to casing point. Copies of all invoices received by Trek for charges incurred in drilling the Commitment Wells shall be provided to Burns upon Trek's receipt of same. Trek shall attempt to pay such drilling invoices in a manner to take advantage of any offered discount, but shall communicate with Burns prior to making such payments.

The Commitment Wells shall be drilled as follows:

B. Within 90 days of the funding of the Special Drilling Account as called for in 2.A. above, Trek will commence the drilling of a well (the "Initial Test Well") at a mutually acceptable location on the Trek Leases in either the SE/4 of Section 35 or the NE/4 of Section 38, F.P. Knott Survey, and will prosecute the drilling of such well to a depth of 6,350 feet, or to a depth sufficient to test the Atoka Formation, whichever is deeper (the "Objective Depth"). In the event Trek and Burns are unable to agree upon a location within the two quarter sections set forth above within ten days of Burns' making the deposit called for in item 2.A. above, Trek will select a location within the two quarter sections set forth above for the drilling of the Initial Test Well. For purposes hereof, Casing Point shall be defined as that point in the drilling process after total depth has been reached, all open hole well tests have been performed and logs have been obtained. Upon reaching Casing Point, Trek and Burns shall have the working interests as set forth in the JOA in the Initial Test Well. At Casing Point, Trek and Burns shall each make an election to participate in such well or to be a non-consenting party in same, pursuant to the applicable provision of the JOA.

C. On or before 30 days after completion of the Initial Test Well, Trek will commence the drilling of a second well (the "Second Test Well") at a mutually acceptable location on the Trek Leases in either the SE/4 of Section 35 or the NE/4 of Section 38, F.P. Knott Survey and will prosecute the drilling of such well to the Objective Depth. The Second Test Well will be located in the quarter section in which the Initial Test Well is not located. In the event Trek and Burns are unable to agree upon a location within said quarter section for the Second Test Well within 5 days after completion of the Initial Test Well, Trek will select a location within said quarter section.

Prior to Trek's spudding the Second Test Well, Burns shall deposit any funds needed to bring the account balance in the Special Drilling Account up to $200,000.00. The 30 day period in which to drill the Second Test Well as noted above shall be tolled until the Special Drilling Account has the requisite $200,000.00 balance.

Upon reaching Casing Point in the Second Test Well, Trek and Burns shall have the working interests as set forth in the JOA. At Casing Point, Trek and Burns shall each make an election to participate in the Second Test Well or to be a non-consenting party in same, pursuant to the applicable provision of the JOA.

D. Within 30 days after completion of the Second Test Well, Trek will commence the drilling of a third well (the "Third Test Well") within the NW/4 NE/4 or the NE/4 NW/4 of Section 39, F.P. Knott Survey and will prosecute the drilling of such well to the Objective Depth. In the event Trek and Burns are unable to agree upon a location within the two tracts set forth above for the Third Test Well within five (5) days after completion of the Second Test Well, Trek will select a location within said tracts. Trek and Burns agree that the time period in which to begin drilling the Third Test Well shall be suspended from October 1 through February 28 to accommodate the surface owners.

Prior to Trek's spudding the Third Test Well, Burns shall deposit any funds needed to bring the account balance in the Special Drilling Account up to $200,000.00. The 30 day period in which to drill the Third Test Well as noted above shall be tolled until the Special Drilling Account has the requisite $200,000.00 balance.

Upon reaching Casing Point, Trek and Burns shall have the working interests in the Third Test Well as set forth in the JOA. At Casing Point, Trek and Burns shall each make an election to participate in the Third Test Well or to be a non-consenting party in same, pursuant to the applicable provision of the JOA.

E. Trek will be the sole signatory party on the Special Drilling Account, however, all interest earned thereon shall remain in such account for use in drilling of wells as set forth in this Agreement. The Special Drilling Account shall be used solely to provide funds for the Commitment Wells. Notwithstanding the drilling cost estimate as set forth in the Authority For Expenditure (the "AFE") attached hereto as Exhibit "D" and the deposits into the Special Drilling Account as called for herein, Trek and Burns agree that the Burns' obligation to pay for the Commitment Wells to Casing Point shall be based on actual cost incurred.

If, after the completion of the Third Test Well, there are funds remaining in the Special Drilling Account, such funds shall be immediately disbursed to Burns, and such account will be closed.

If the cost to drill the Commitment Wells to Casing Point exceeds the total amount deposited into the Special Drilling Account by Burns, Trek shall notify Burns of the amount and provide any requested documentation, and Burns shall be obligated to pay such amount within fifteen (15) days of receipt of the request for such supplemental payment, unless a drilling rig is on location, in which case Trek shall issue the notice of an additional payment to Burns by facsimile and the payment called for shall be due within three days of receipt of said notice.

3. Existing Trek Wells on the Contract Area

Trek and Burns acknowledge that Trek currently operates the following wells (the "Existing Trek Wells") on the Contract Area:

J J Gibson Nos. 1, 2, 3, 6, 7, 9 and 10
Masterson Ranch No. 1

The wellbores of the Existing Trek Wells, together with any replacement wells (the "Replacement Wells") drilled within 200 feet of such wells due to casing leaks or other mechanical failure, shall be excluded from the Contract Area and shall not be subject to the JOA. Trek shall maintain its 100% working interest in the Existing Trek Wells or Replacement Wells. Such wells shall have allocated to them the minimum acreage (plus tolerance) required by the spacing rules of the Railroad Commission of Texas. Should those spacing rules be amended to allow increased density drilling, the acreage allocated to such wells shall also be reduced to coincide with such new spacing rules.

4. Cross- Assignments

Within 30 days after reaching Casing Point in the Third Test Well, Trek and Burns will execute mutually acceptable cross assignments of interest as follows:

A. Trek will assign to Burns 48% of Trek's interest in the Trek Leases, delivering an 80% net revenue interest to Burns. Trek and Burns acknowledge and agree that the Existing Trek Wells will expressly be excluded from Trek's assignment to Burns.

B. Burns will assign to Trek 52% of Burn's interest in the Burns Lease, delivering an 80% net revenue interest to Trek.

C. Even though cross-assignments will not be made until reaching Casing Point in the Third Test Well, the parties agree to immediately proceed with distributions of proceeds from any production from the Initial Test Well and/or the Second Test Well on the same basis as will be provided for in the cross assignments. The distribution to be made to Burns shall be deposited into the Special Drilling Account as called for above, and shall be used to provide any requisite funding for drilling the Commitment Wells to Casing Point.

D. All assignments will be made without warranty of title.

5. Subsequent Operations after the Commitment Wells

After the completion or plugging and abandonment of the Third Test Well, all subsequent operations on the Contract Area shall be undertaken pursuant to the terms of the JOA.

6. Overriding Royalty Interests Held by Trek

Burns acknowledges that Trek may own or retain certain overriding royalty interests in the Trek Leases, and that such overriding royalty interests are separate and apart from and do not merge into, Trek's net revenue interest as derived from Trek's working interest. Therefore, Trek's overriding royalty interests will never be shared with Burns under this Agreement.

7. Payment/Deposit Obligation

Burns understands that the deposits/payments by Burns as called for herein comprise a condition to obtaining an assignment in the Trek Leases or a contractual interest in the lands covered by the Trek Leases, and that the failure to satisfy such condition as aforesaid shall cause this Agreement to terminate ipso facto.

8. Area of Mutual Interest

Trek and Burns agree to establish an Area of Mutual Interest ("AMI") which shall consist of a one-half mile "halo" around the Contract Area. The AMI shall be effective as of the effective date of this Agreement. The AMI shall continue as long as the JOA is in force and effect. Should either party hereto, directly or indirectly, acquire an oil and gas lease from a mineral owner on an unleased tract within the AMI, or an assignment from a third party of a lease that has not previously been a producing lease, such party (the "Acquiring Party") shall immediately give written notice thereof to the other party, together with all pertinent details and information, including, but not limited to, legal description, costs, terms and conditions thereof. The non-acquiring party shall have ten (10) days from receipt of such notice to elect in writing to acquire its proportionate interest, under the same terms as the acquiring party, in the oil and gas leases by paying its proportionate share of the cost and assuming its proportionate share of the obligations. Failure to respond by the deadline stated herein shall be deemed an election not to participate in the acquisition as described in said notice. Failure to pay said proportionate share of costs within the same time period shall result in a forfeiture of the non-acquiring party's interest with the same effect as if said party had elected not to participate.

If the applicable lease acquired covers land both within and outside the AMI, the acquiring party may, at its option, offer either the entire interest or only that portion of the interest covering lands within the AMI. If less than the entirety is offered, the costs applicable to the offered interest shall be that portion of the total cost of the interest reduced to the ratio which the number of net acres covered by said interest and included within the AMI bears to the total net acres covered by said interest. If the entirety of the premises covered by the applicable lease is offered and the non-acquiring party acquires its proportionate interest, the AMI shall automatically be expanded to take in such additional lands and shall be subject to the terms and provisions of this Agreement. If two or more offerings are made in the same notice by an acquiring party, the non-acquiring party shall have a separate right of election as to each such interest.

Notwithstanding anything to the contrary above, Trek and Burns agree that the following described lands shall be excluded from the provisions of this Paragraph 8. for so long as Burns owns its present interest in the oil and gas leasehold estate thereof:

The North Half of Section 53 and the 27 acre triangle out of the Southwest corner of Section 39, A-474, all in the F.P. Knott Survey, King County, Texas

9. Force Majeure

Trek and Burns shall not be liable to each other for any delays or damage or any failure to act hereunder (other than the failure to pay money) that may be due, occasioned, or caused by reason of any laws, rules, regulations, or orders promulgated by any federal, state, or local governmental agency or agency or any court of law or by the rules, regulations, or orders of any public body or official purporting to exercise authority or control respecting the activities and operations contemplated hereunder, or due, occasioned, or caused, directly or indirectly, by strikes, action of the elements, weather or water conditions, inability to obtain fuel or other critical materials or supplies, or any other cause beyond the control of the non-performing party. In the event of the occurrence of any of the foregoing, the obligations of the non-performing party shall be suspended during the continuance of any such event or condition, and the time permitted for performance under this Agreement shall be extended for a period of time equal to the period of such suspension.

10. Entire Agreement

When executed by the duly authorized representatives of Trek and Burns, this Agreement shall constitute the entire agreement between the Trek and Burns, and shall supersede and replace any and all other writings, understandings, or memoranda of understanding entered into or discussed prior to the execution date hereof.

11. Savings Clause

The invalidity of any one or more of the provisions of this Agreement shall not affect the remaining portions of this Agreement, and in case of any such invalidity, this Agreement shall be construed as if the invalid provisions had not been inserted.

12. Notices

All notices between Trek and Burns authorized or required by any of the provisions of this Agreement, unless otherwise specifically provided, shall be given in writing and delivered in person, by mail, courier service or telegram, postage or charges prepaid, or by telex or telecopier and addressed to the party to whom the notice is given as follows:

Trek Resources, Inc.
4925 Greenville Avenue, Suite 955
Dallas, Texas 75206
214.265.1161 Voice
214.373.8035 Fax

P.C. Burns Oil Producers, Inc.
P.O. Box 4867
Wichita Falls, Texas
940.691.1215 Voice
940.691.1274 Fax

13. Parties Bound

The terms, provisions, covenants and conditions hereof shall be deemed to be covenants running with the interests which are the subject hereof and as such, shall extend to, be binding upon and inure to the benefit of Trek and Burns and their successors and assigns.

14. Amendments

This Agreement may be amended, modified, changed, altered or supplemented only by written instrument duly executed by Trek and Burns specifically for such purpose and which specifically refers to this Agreement.

15. Conflicts

Except as otherwise specifically provided herein, in the event of conflict between provisions of this Agreement and the JOA, the provisions of this Agreement shall control.

16. Governing Law

This Agreement and the exhibits attached hereto shall be governed by and interpreted in accordance with the laws of the State of Texas.

17. Time for Execution

If this Agreement is not fully executed within 10 days of the date first written above, this Agreement and the rights of the parties hereunder shall be of no further force and effect.

EXECUTED as of the date written above.

TREK RESOURCES, INC.

By:_____________________________
Michael E. Montgomery
Its: President

P.C. BURNS OIL PRODUCERS, INC.

By:_________________________
Its:__________________________

Attachments

Exhibit "A": Trek Leases and the lands covered thereby
Exhibit "B": Burns Lease and the lands covered thereby
Exhibit "C": Joint Operating Agreement
Exhibit "D": Authority For Expenditure

Exhibit "A"

(Trek Leases)

To Agreement dated June 1, 2002, between
Trek Resources, Inc. and P.C. Burns Oil Producers, Inc.

Lease No. 1:

Date:	August 1, 1972
Lessor:

Mary Boren Shamburger, Individually and as Independent Executrix under the Will of C. D. Shamburger, Jr., deceased; Dorothy S. Langford, joined by her husband, P. P. Langford: Grace S. Clark, joined by her husband, E. B. Clark

Lessee:	H. S. Edwards
Recorded:	Volume 24, Page 485, Oil and Gas Lease Records, Cottle County
Amended:	Volume 25, Page 394, Oil and Gas Lease Records, Cottle County

INSOFAR AND ONLY INSOFAR AS SUCH LEASE COVERS THE FOLLOWING DESCRIBED LANDS:

1891.60 acres out of the F.P. Knott Survey describes as follows:
TRACT I: Being the East 82.60 acres of Section 37, Abstract 472;
TRACT II: Being the North 373.30 acres of Section 38, A- 473;
TRACT III: Being the North 353.00 acres of Section 39, A- 474;
TRACT IV: Being the East 442.80 acres of Section 35, A- 529; and
TRACT V: Being all 639.90 acres of Section 34, Abstract 528,

Lease No. 2:

Date:	September 22, 1973
Lessor:

Mary Boren Shamburger, Individually and as Independent Executrix under the Will of C. D. Shamburger, Jr., deceased; Dorothy S. Langford, joined by her husband, P. P. Langford: Grace S. Clark, joined by her husband, E. B. Clark, J.J. Gibson and wife, Naida Gibson

Lessee:	H. S. Edwards
Recorded:	Volume 25, Page 199, Oil and Gas Lease Records, Cottle County

INSOFAR AND ONLY INSOFAR AS SUCH LEASE COVERS THE FOLLOWING DESCRIBED LANDS IN THE F.P. KNOTT SURVEY:

The North 353 acres of Section 40, A- 475

Lease No. 3

Date:	August 23, 1973
Lessor:	The First National Bank of Fort Worth, as Independent Executor and Trustee of the Estate of T. B. Masterson, Jr., deceased, and as Trustee for the Laura T. Masterson Trust; R. B. Masterson, III, et al
Lessee:	H. S."Gus" Edwards
Recorded:	Volume 11, Page 280, Oil and Gas Lease Records, King County, Texas

INSOFAR AND ONLY INSOFAR AS SUCH LEASE COVERS THE FOLLOWING DESCRIBED LANDS:

INSOFAR AND ONLY INSOFAR AS such lease is included in the 352 acre Designation of Gas Unit filed for the Masterson Ranch No. 1, RRC No. 60106, which Unit is recorded in Volume 13, Page 289, Oil and Gas Records, Cottle County, Texas

Lease No. 4:

Date:	August 1, 1972
Lessor:	Mary Boren Shamburger, et al
Lessee:	H. S. Edwards
Recorded:	Volume 24, Page 488, Oil and Gas Lease Records, Cottle County

INSOFAR AND ONLY INSOFAR AS such lease is included in the 352 acre Unit created for the J.J. Gibson No. 3 Well, which Unit is recorded in volume 31, Page 210, Oil and Gas Records, Cottle County, Texas

Exhibit "B"

(Burns Lease)

To Agreement dated June 1, 2002, between
Trek Resources, Inc. and P.C. Burns Oil Producers, Inc.

Date:	June 25, 2001
Lessor:	Martha Hildreth
Lessee:	P.C. Burns Oil Producers, Inc.
Recorded:	Volume 165, Page 183, Official Public Records, Cottle County, Texas
Description:	320 acres comprised of the following three tracts:
127 acres out of Block 26, Subdivision "A", 3-D Ranch
in Sections 35 and 36, F.P. Knott Survey, A-471 and A-529,
East 63 acres of the N/80 acres of Block 12, Subdivision "A", 3-D Ranch in Section 36, F.P. Knott Survey, A-471
130 acres, being the North 80 acres and the East 50 acres of the South 80 acres
Block 27, Subdivision "A", 3-D Ranch
in Sections 35 and 36, F.P. Knott Survey, A-471 and A-529